EXHIBIT 4.3

ImmunoCellular Therapeutics, Ltd.

1999 Avenue of the Stars, 11th Floor

Los Angeles, California 90067

February 16, 2007

RAB Special Situations (Master) Fund Limited

c/o RAB Capital Limited

No. 1 Adam Street

London W2CN 6LE

United Kingdom

Re:	Additional Agreement Related to ImmunoCellular Therapeutics, Ltd. Offering

Ladies and Gentlemen:

ImmunoCellular Therapeutics, Ltd. (the “Corporation”), is offering units (the “Units”) at a price of US$1.50 per Unit (the “Offering”) consisting of shares of the Corporation’s Common Stock (“Common Shares”) and Common Share purchase warrants (“Warrants”). RAB Special Situations (Master) Fund Limited (“RAB”) has subscribed to purchase 800,000 Units for a purchase price of $1,200,000 pursuant to a subscription agreement among the Corporation and RAB (the “Subscription Agreement”) dated as of the date hereof (the “Subscription Date”). The Common Shares and Warrants underlying the Units and the Common Shares issuable upon exercise of the Warrants are collectively referred to as the “Securities”.

In order to induce RAB to subscribe for the purchase of the Units, the Corporation and RAB have agreed to the additional terms and covenants set forth in this letter (“Letter”). The Corporation and RAB agree that for a period of 1 80 days (the “Offer Period”), RAB will purchase and the Corporation will sell up to an additional 200,000 Units on the same terms as set forth in the Subscription Agreement (the “Offer”) in a number sufficient for RAB to beneficially own 9.99% of the Corporation’s issued and outstanding Common Shares. For the purposes of this Letter, beneficial ownership shall be determined in accordance with Section 13(d), and the rules and regulations promulgated thereunder, of the Securities Exchange Act of 1934, as amended. In the event the Corporation closes a transaction and issues Common Shares during the Offer Period, it shall give RAB written notice of such closing (the “Closing Notice”) describing the amount Common Shares issued or to be issued. The Corporation and RAB shall enter into a subscription agreement in substantially the form as the Subscription Agreement and the offer and sale of the Units shall close as soon as commercially practicable.

The Offer under this Letter shall expire on the earlier of (i) 180 days from the date of this Letter or (ii) upon issuance of 200,000 Units under the Offer.

Please acknowledge your agreement of the foregoing terms by your signature below.

Very truly yours,

ImmunoCellular Therapeutics, Ltd.

By:    /s/ David Wohlberg

AGREED TO, ACCEPTED AND CONFIRMED BY:

RAB Special Situations (Master) Fund Limited

By:    /s/ Fraser McGee /s/Jake Leavesley

Title: Authorised Signatories for RAB Capital PLC

For and on behalf of RAB Special Situations

(Master) Fund Limited

Fraser McGee Jake Leavesley

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